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                                                                    Exhibit 11.1

            STATEMENTS REGARDING COMPUTATION OF NET LOSS PER SHARE

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
                                                               Three Months Ended             Six Months Ended
                                                                  December 31                    December 31
                                                          ----------------------------   ---------------------------
                                                              1996            1995           1996           1995
                                                          -------------   ------------   -------------   -----------
Net loss per share was calculated as follows:
  Net loss                                                $   (745,609)   $  (770,508)   $ (2,740,090)   $ (906,534)
  Periodic non-cash accretions on redeemable
   convertible preferred stock                                (368,723)                      (786,803)
  Non-cash, non-recurring dividends on
   conversions of redeemable preferred B stock              (8,466,412)                    (8,466,412)
  Non-recurring dividends on repurchase of
   redeemable preferred C stock                               (573,305)                      (573,305)
  Net loss attributable to common stockholders             (10,154,049)      (770,508)    (12,566,610)     (906,534)

Primary:
  Weighted average common shares outstanding                 5,423,871      3,022,542       4,319,377     3,019,407
  Incremental shares under stock options computed
   under the treasury stock method using the
   average market price of the issuer's
   common stock during the periods                           2,076,221         50,854       2,115,340        41,609
  Weighted average common and common
   equivalent shares outstanding unless antidilutive         5,423,871      3,022,542       4,319,377     3,019,407
  Net loss per common share                                      (1.87)          (.25)          (2.91)         (.30)

Fully diluted:
  Weighted average common shares outstanding                 5,423,871      3,022,542       4,319,377     3,019,417
  Incremental shares under stock options computed
   under the treasury stock method using the
   market price of the issuer's common stock at
   the end of the periods if higher than the average
   market price                                              2,076,221         59,098       2,115,340        41,609
  Weighted average common and common
   equivalent shares outstanding unless antidilutive         5,423,871      3,022,542       4,319,377     3,019,417
  Net loss per common share                                      (1.87)          (.25)          (2.91)         (.30)
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